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                                                                    EXHIBIT 10.3

                           [LETTERHEAD OF BRIGHTCUBE]


July 31, 2002

Mr. Terren S. Peizer
Chairman and Chief Executive Officer
Intellect Capital Group, LLC
11111 Santa Monica Blvd.
Suite 650
Los Angeles, CA 90025

Dear Terren:

Thank you for your emergency loan of $50,000 received on June 21, 2002. This letter is to document our understanding that the $50,000 will be under the same basic terms as the Promissory Note and Loan and Security Agreement both dated July 16, 2001 and later amended on February 18, 2002. Specifically, the amount specified under the July 16, 2001 Loan and Security Agreement is increased from $500,000 to $550,000. We will, however, endeavor to repay the $50,000 as soon as cash flow or additional financing permits.

Terms will be no worse than any subsequent indebtedness. /s/ Terren S. Peizer Intellect Capital /s/ Al Marco, BrightCube


Sincerely,


/s/ Al Marco
Al Marco
Chief Executive Officer